Steve O. Godwin
                           2631 Northwest 65th Street
                             Oklahoma City, OK 73116

George W. Cole
EMTC International, Inc.
Suite 770
3535 Northwest 58th Street
Oklahoma City, OK   73112

                                            Re:      EMTC International, Inc.

Dear Mr. Cole:

The undersigned consents to serve as a director of EMTC International, Inc. should the proposed merger between it and Engineering and Materials Technology Corporation be approved and effected. Further, the undersigned consents to being named in Form SB-2 and Form S-4 Registration Statements filed with the Securities and Exchange Commission as a person who will so serve as a director.

                                   Sincerely,

                                   /s/ Steve O. Godwin

                                   Steve O. Godwin

Dated:  September 3, 2002


                                                                    Exhibit 23.9